EXHIBIT 5.1

March 30, 1999


Dal-Tile International
7834 C.F. Hawn Freeway
Dallas, TX  75217

          RE: Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement filed on January 21, 1999 on Form S-8 (Registration No. 333-70879) (the "Registration Statement") for the Dal-Tile International Inc. 1990 Stock Option Plan (As Amended and Restated) (the "Plan").

Ladies and Gentlemen:

     This opinion is delivered in connection with the Post-Effective Amendment to the Registration Statement for Dal-Tile International Inc., a Delaware corporation (the "Company") under the Securities Act of 1933 (the "Act"), for the purpose of registering an additional 4,306,619 shares of common stock of the Company, par value $.01 per share (the "Common Stock") issuable upon the exercise of stock options granted on or prior to January 1, 1996 pursuant to the Plan.

     In arriving at this opinion, I have examined such corporate instruments, documents, statements and records of the Company, and I have examined such statutes and regulations and have conducted such legal analysis, as I have deemed relevant, necessary and appropriate for the purposes of this opinion. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all the documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents. I also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

     Based on the foregoing, I am of the opinion that the 4,306,619 shares of Common Stock to be registered pursuant to the Post-Effective Amendment have been duly authorized and, when issued and delivered by the Company in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable securities of the Company.

     I hereby consent to the reference to my name in the Post-Effective Amendment and further consent to the inclusion of this opinion as Exhibit
5.1 to the Post-Effective Amendment. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

     The opinion expressed herein is solely for your benefit in connection with the Post-Effective Amendment and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without my prior written consent.

                                    Very truly yours,

                                     /s/ Mark A. Solls
                                    ---------------------------------
                                    Mark A. Solls
                                    Vice President, General Counsel
                                    and Secretary